Exhibit 1.4

[Logo of British Columbia]	NUMBER: 172034

CERTIFICATE
OF
CHANGE OF NAME
COMPANY ACT

I Hereby Certify that

HEMISPHERE DEVELOPMENT CORP.

has this day changed its name to

NORTHERN HEMISPHERE DEVELOPMENT CORP.

[Official seal]	Issued under my hand at Victoria, British Columbia
on January 14, 2000

/s/ JOHN S. POWELL

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA